UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A INFORMATION
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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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TRISTATE CAPITAL HOLDINGS, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement if other than the registrant)
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TriState Capital Holdings, Inc.
One Oxford Centre
301 Grant Street, Suite 2700
Pittsburgh, Pennsylvania 15219

On or about April 16, 2020, TriState Capital Holdings, Inc. (the “Company”) furnished or otherwise made available to shareholders its Proxy Statement (the “Proxy Statement”) describing the matters to be voted upon at the Company's 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”) to be held on May 29, 2020.  This supplement (this “Supplement”) revises the Proxy Statement and should be read in conjunction with it.  All capitalized terms used but not defined in this Supplement have the meanings ascribed to them in the Proxy Statement.

PROPOSAL NO. 4
AMENDMENT TO THE COMPANY’S OMNIBUS INCENTIVE PLAN

             The purpose of this Supplement is to provide shareholders with additional information with respect to the Amendment to the Company’s Omnibus Incentive Plan (the “Amendment”).  The Company has revised the Amendment being presented for approval by its shareholders at the 2020 Annual Meeting as set forth below.

To amend Section 1 of the Amendment as follows:

1.
Section 1.6.1 of the Plan is hereby amended to (i) increase the aggregate number of shares available for issuance under the Plan by 1,000,000 shares and (ii) increase the aggregate number of shares available for issuance as Incentive Stock Options by 1,000,000.

The text of the Amendment, as appended to the Proxy Statement, otherwise remains unchanged. The Amendment, as so amended, remains subject to shareholder approval at the 2020 Annual Meeting.

In light of the change to the text of the Amendment, the proposal is seeking shareholder approval to increase in the maximum number of shares authorized for issuance under the Omnibus Incentive Plan by 1,000,000 shares, from 4,000,000 shares to 5,000,000 shares.

As of April 30, 2020, 5,252 shares remained available for issuance under the Omnibus Incentive Plan and 2,005,078 shares were subject to outstanding awards under the Omnibus Incentive Plan, consisting of 378,620 outstanding stock options with a weighted average exercise price of $10.53 and weighted average remaining contractual life of 2.98 years, and 1,626,458 outstanding restricted shares with a weighted average remaining amortization period of 2.77 years. Based on historical usage, including additional deferrals into time-vested restricted stock by NEOs and our officers and employees in lieu of cash payments, and our internal growth plans, we expect that the proposed increase of 1,000,000 shares would be sufficient for approximately 18 to 24 months of awards, assuming we continue to grant awards consistent with our historical usage and current practice, including restricted stock issued in lieu of cash incentives on a value neutral basis, as reflected in our recent historical burn rate discussed in the Proxy Statement and our Current Report on Form 8-K filed on May 20, 2020, and noting that future circumstances may require us to change our current equity grant practices. If the proposed increase to the share reserve is approved, the share reserve under the Omnibus Incentive Plan could last for a longer or shorter period of time, depending on our future equity grant practices, which we cannot predict with certainty at this time.

             The Board of Directors continues to recommend that shareholders vote their shares FOR approval of the Amendment as described in this Supplement and in the Proxy Statement.

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